Exhibit 99.1

News release

QLT ANNOUNCES FIRST QUARTER 2013 RESULTS

For Immediate Release	May 2, 2013

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. The Company today reported financial results for the first quarter ended March 31, 2013. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.

2013 FIRST QUARTER FINANCIAL RESULTS

Discontinued Operations Reporting

On September 24, 2012, the Company announced that it completed the sale of its Visudyne® business to Valeant Pharmaceuticals International, Inc. On April 3, 2013, the Company completed the sale of its punctal plug delivery system technology (the “PPDS Technology”) to Mati Therapeutics Inc. In accordance with the accounting standard for discontinued operations, the results of operations relating to both the Visudyne business and the PPDS Technology have been excluded from continuing operations and reported as discontinued operations for the current and prior periods.

QLT Expenses / Other Income

Research and Development (R&D) expense, which includes only expenses from our synthetic retinoid program, was $4.1 million in the first quarter of 2013, down from $6.5 million in the first quarter of 2012.

For the first quarter, Selling, General and Administrative (SG&A) expense was $2.1 million, down from $4.1 million in 2012. The decrease from the prior year was primarily due to savings from our restructurings announced in 2012.

Investment and Other Income was $0.8 million for the first quarter of 2013. This primarily related to a gain of $0.8 million for the Fair Value Change in Contingent Consideration. This gain occurred primarily because our contingent consideration assets are recorded as the present value of future expected payments with respect to Eligard® and Visudyne, and therefore as each quarter elapses, even if no changes are made to the underlying Eligard and Visudyne forecasts, we will book a gain related to the time value of money as we move one quarter closer to realizing the full face value of the assets.

Operating Loss

The operating loss for the first quarter of 2013 was $7.2 million, compared to an $11.0 million operating loss in the prior-year first quarter, as savings from restructurings and reduced spending on our synthetic retinoid program offset the restructuring costs of $0.8 million recorded in the quarter.

Income / (Loss) from Discontinued Operations, Net of Income Taxes

For the first quarter of 2013, we earned $0.2 million of income from discontinued operations, net of income taxes, compared to a $0.9 million loss from discontinued operations in the prior year period.

Loss Per Share

Loss per share was $0.13 in the first quarter of 2013 compared to a $0.21 loss per share in the first quarter of 2012. The improvement was primarily due to restructuring savings and lower spending on the synthetic retinoid program, partially offset by a lower gain from the Fair Value Change in Contingent Consideration in the current period.

Cash and Cash Equivalents and Restricted Cash

The Company’s consolidated cash balance at March 31, 2013 consisted of $298.3 million of cash and cash equivalents and $7.5 million of restricted cash, down from $307.4 million of cash and cash equivalents and $7.5 million of restricted cash at the end of 2012. The decrease was largely due to common share repurchases, which totalled $13.5 million in the first quarter. During the first quarter, proceeds received on collection of the Eligard Contingent Consideration totalled $10.9 million. In addition, we still have up to $65.9 million remaining to be collected related to our Eligard Contingent Consideration.

“QLT’s Board of Directors is very pleased that every metric of the Company’s Q1 2013 performance improved versus the first quarter of 2012. QLT’s net loss was significantly reduced, despite our having sold Visudyne in Q3 2012, and thus not booking any Visudyne revenues or income during Q1 2013, and also inclusive of a one-time restructuring charge. Our loss per share was significantly reduced despite the aforementioned and our having completed QLT’s normal course issuer bid, thus reducing QLT’s share count, within approximately six-months, half the time allotted by the TSX rules. The Board of Directors and QLT’s dedicated employees sincerely appreciate our shareholders’ continued support of our efforts,” said Jason M. Aryeh, Chairman of QLT’s Board of Directors.

QLT Developments

Return of Capital

The Board has approved a special cash distribution to shareholders in the amount of $200.0 million, by way of a reduction of the paid-up capital of the common shares, resulting in the return of approximately $3.95 per share (the “Cash Distribution”). The Cash Distribution to shareholders will be made to shareholders without Canadian withholding taxes of up to 25% being payable, pursuant to an Advance Tax Ruling received from Canadian tax authorities.

The Cash Distribution is subject to shareholder approval by way of a special resolution to be sought at our annual and special meeting of shareholders scheduled to be held on June 14, 2013 (the “Meeting”). The final amount of the Cash Distribution per share will be determined based upon the number of issued and outstanding shares on the record date for the distribution, which is expected to be on or about June 24, 2013 (the “Record Date”). If the Cash Distribution is approved by shareholders at the Meeting, it is expected that the Cash Distribution will be paid to shareholders of record on the Record Date on or about June 25, 2013, subject to applicable stock exchange rules.

Share Repurchase Program Update

On October 2, 2012, we commenced a normal course issuer bid (“NCIB”) to repurchase up to 3,438,683 of our common shares over a 12-month period, which is the maximum number of shares permitted to be purchased under the TSX NCIB rules and represents 10% of our public float as of September 26, 2012. As of March 31, 2013, we completed the NCIB with total repurchases of 3,438,683 common shares at an average price of $7.86 per share, for a total cost of $27.0 million. All common shares repurchased were cancelled.

Passive Foreign Investment Company

The Company believes that it was classified as a Passive Foreign Investment Company (PFIC) for 2008 – 2012, and that it may be classified as a PFIC in 2013, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K for additional information.

QLT Inc. – Financial Highlights

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In accordance with United States generally accepted accounting principles)

	Three months ended March 31,
(In thousands of United States dollars, except per share information)	2013	2012
(Unaudited)
Expenses
Research and development	$4,080	$6,517
Selling, general and administrative	2,082	4,108
Depreciation	235	363
Restructuring charges	822	—

	7,219	10,988

Operating loss	(7,219)	(10,988)
Investment and other income
Net foreign exchange losses	(66)	(117)
Interest income	57	33
Fair value change in contingent consideration	795	1,942
Other gains	—	52

	786	1,910

Loss from continuing operations before income taxes	(6,433)	(9,078)
Provision for income taxes	(183)	(297)

Loss from continuing operations	$(6,616)	$(9,375)

Income (loss) from discontinued operations, net of income taxes	189	(902)

Net loss and comprehensive loss	$(6,427)	$(10,277)

Basic and diluted net loss per common share
Continuing operations	$(0.13)	$(0.19)
Discontinued operations	0.00	(0.02)

Net loss per common share	$(0.13)	$(0.21)

Weighted average number of common shares outstanding (thousands)
Basic and diluted	50,589	48,984

QLT Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In accordance with United States generally accepted accounting principles)

(In thousands of United States dollars)	March 31, 2013	December 31, 2012
(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$298,345	$307,384
Restricted cash	7,500	7,500
Accounts receivable	1,877	3,960
Current portion of contingent consideration	41,305	41,255
Income taxes receivable	561	554
Current portion of deferred income tax assets	479	644
Assets held for sale	150	300
Prepaid and other	2,366	1,442

	352,583	363,039

Property, plant and equipment	2,487	2,655
Deferred income tax assets	285	370
Contingent consideration	25,036	35,154

	$380,391	$401,218

LIABILITIES
Current liabilities
Accounts payable	$3,334	$6,121
Accrued liabilities	1,228	2,515
Accrued restructuring charge	1,857	1,933
Deferred income	—	456

	6,419	11,025
Uncertain tax position liabilities	1,851	1,875

	8,270	12,900

SHAREHOLDERS’ EQUITY
Common shares	461,323	471,712
Additional paid-in capital	296,643	296,024
Accumulated deficit	(488,814)	(482,387)
Accumulated other comprehensive income	102,969	102,969

	372,121	388,318

	$380,391	$401,218

As at March 31, 2013 there were 50,529,611 issued and outstanding common shares and 678,745 outstanding stock options.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Visudyne® is a registered trademark of Novartis AG

Eligard® is a registered trademark of Sanofi S.A.

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning the timing of our proposed Cash Distribution to shareholders; statements concerning our PFIC status; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects,” “hopes,” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne or Eligard may be less than expected thereby impacting our contingent consideration; the risk that we may not receive any or as much additional contingent consideration as we might expect under our agreements with respect to the sale of Visudyne, Eligard and the PPDS Technology; risks and uncertainties concerning the impacts that QLT’s strategic initiatives will have on the market price of our securities; risks resulting from recent changes in personnel; uncertainties relating to our development plans, timing and results of the clinical development and commercialization of our products and technologies; assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our synthetic retinoid program) may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; risks and uncertainties associated with the safety and effectiveness of our technology; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

This press release also contains “forward looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.